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                                                                   Exhibit 10.33
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                           RESTRICTED SHARE AGREEMENT

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            On this, the 3rd day of March, 2004, Internet Capital Group
Operations, Inc, a Delaware corporation (together with Internet Capital Group, Inc., a Delaware corporation, (collectively the "Company")), hereby grants to ____________ a Restricted Share Award (the "Award"), of ______ shares (the "Shares") of the common stock in the Company subject to the restrictions below and pursuant to and subject to the terms and conditions of the Internet Capital Group, Inc. 1999 Equity Compensation Plan (the "Plan"). This award is comprised of 4 components.

            1. _________ shares will vest annually over 4 years,

            2. _________ shares will vest upon achievement of positive net income for 3 consecutive quarters,

            3. _________ shares will vest when the stock price is above $1.00 for 30 consecutive trading days, and

            4. _________ shares will vest when the stock price is above $1.50 for 30 consecutive trading days.

                               GENERAL PROVISIONS

            1.    Vesting and Term.

                  (a)(1) Except as provided in Paragraph 1(b) below, you will vest in your right to _________ of the Shares granted under this Award according to the following vesting schedule

                  March 3, 2005                      _________
                  March 3, 2006                      _________
                  March 5, 2007                      _________
                  March 3, 2008                      _________

                  (a)(2) Except as provided in Paragraph 1(b) below, you will vest in your right to _________ of the Shares granted under this Award at the earlier of (i) March 3, 2008, or (ii) the second business day after the Company announces positive net income for a 3rd consecutive quarter.

                  (a)(3) Except as provided in Paragraph 1(b) below, you will vest in your right to _________ of the Shares granted under this Award at the earlier of (i) March 3, 2008, or (ii) the day after the Company's reported closing stock price on the NASDAQ Small Cap, or other national exchange or automated quotation system for which public quotations are readily available, is at or above $1.00 for 30 consecutive trading days.

                  (a)(4) Except as provided in Paragraph 1(b) below, you will vest in your right to _________ of the Shares granted under this Award at the earlier of (i) March 3, 2008, or (ii) the day after the Company's reported closing stock price on the NASDAQ Small Cap, or other national exchange or automated quotation system for which public quotations are readily available, is at or above $1.50 for 30 consecutive trading days.

For purposes of Paragraphs (a)(3) and (a)(4), the following additional rules will apply:

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      1.  The stock price thresholds shall be adjusted for stock splits, mergers, dividends, and items of a similar nature after the date hereof and prior to the vesting date,

      2. In no event will shares vest on a day when the Company's standing policy on insider trading, or any other time declared by the Company, prohibits trading in the Company's securities by employees. In such case, the vesting date will be the first date on which trading in the Company's securities is permitted that is after the date the applicable performance measurement has been met, and

      3. The time period referred to in Paragraph (a)(4) can not include any days included in the time period for which the performance measurement in Paragraph (a)(3) is considered satisfied.

                  (b)   Acceleration of Vesting Date.

                        (1) Termination of Service on Account of Involuntary Termination Without Cause Within One Year After Change of Control. Unless otherwise stipulated in an employment agreement with the Company, if you incur a Termination of Service (as defined in the Plan) on account of an involuntary termination without Cause (as defined in the Plan) prior to the Vesting Date and within one (1) year after a Change of Control (as defined in the Plan), your Shares will become fully vested on your termination date.

                        (2) Termination of Service on Account of Involuntary Termination without Cause. Unless otherwise stipulated in an employment agreement with the company, if you incur a Termination of Service on account of an involuntary termination without Cause prior to the Vesting Date, you will receive pro-rated vesting at the rate of 2.083% per month through your termination date plus <<accel>> months additional vesting in the Shares up to 100% vesting.

                        (3) Termination of Service on Account of Death, Disability, or Retirement. If you incur a Termination of Service on account of death, your Disability (as defined in the Plan), or your Retirement (as defined in the Plan), you will receive pro-rated vesting at the rate of 2.083% per month through your termination date.

                        (4) Termination of Service on Account of Cause. No Shares shall be vested on an accelerated basis if you incur a Termination of Service on account of Cause.

                        (5) Termination of Service for Any Other Reason. No Shares shall be vested on an accelerated basis if you incur a Termination of Service on account of any reason other than that listed above in this Paragraph 1(b).

                              ADDITIONAL PROVISIONS

            2. Non-Transferability of Award. During the period before the Shares vest, you may not assign, transfer, pledge or otherwise dispose of the Shares prior to vesting. Any attempt to assign, transfer, pledge or otherwise dispose of the unvested Shares contrary to the provisions hereof, and the levy of any execution, attachment or similar process upon the unvested Shares, shall be null and void and without effect.

            3. Right to Vote and to Receive Dividends. You will have the right to vote unvested Shares and receive any dividends or other distributions paid on unvested Shares. In the event of

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a dividend or distribution payable in stock or other property or a reclassification, split up or similar event during the period in which the Shares are unvested, the shares or other property issued or delivered with respect to the unvested Shares shall be subject to the same terms and conditions relating to vesting as the Shares to which they relate.

            4. Forfeiture of Shares. If you incur a Termination of Service for any reason before the Shares are fully vested, the Shares that are not then vested shall be forfeited and must be immediately returned to the Company. In addition, if the Committee (as defined in the Plan) determines, in good faith, that you have breached any non-compete, non-solicitation or confidentiality agreement with the Company at any time, you will immediately forfeit all unvested Shares and all vested Shares, and all Shares must be immediately returned to the Company.

            5. Change of Control. The provisions of the Plan applicable to a Change of Control shall apply to the Shares, and, in the event of a Change of Control, the Committee may take such actions as it deems appropriate pursuant to the Plan.

            6. Incorporation by Reference; Definitions. This Award shall be subject to the terms, conditions and limitations of the Plan, which are incorporated herein by reference. In the event of any contradiction, distinction or difference between this Award Agreement and the terms of the Plan, the terms of the Plan will control. Except as otherwise defined in this Award Agreement, the terms used in this Award Agreement shall have the meanings set forth in the Plan. The Award is subject to the interpretations, regulations and determinations concerning the Plan established from time to time by the Committee in accordance with the provisions of the Plan, including, but not limited to, provisions pertaining to (i) rights and obligations with respect to the withholding of taxes, (ii) the registration, qualification or listing of the shares, (iii) changes in capitalization of the Company, and (iv) other requirements of applicable law. The Committee shall have the authority to interpret and construe the Award pursuant to the terms of the Plan, its decisions shall be conclusive as to any questions arising hereunder, and your acceptance of this Award is you agreement to be bound by the interpretations and decisions of the Committee with respect to this Award and the Plan.

            7.    Issuance of Certificates.

                  (a) Stock certificates representing the Shares may be issued by the Company and held in escrow by the Company until the Shares vest, or the Company may hold non-certificated shares until the Shares vest.

                  (b) When you obtain a vested right to the Shares, a certificate representing the vested shares shall be issued to you, free of the restrictions under Paragraph 1 of this Award.

            8. Withholding. You are required to pay to the Company, or make other arrangements satisfactory to the Company to provide for the payment of, any federal, state, local or other taxes that the Company is required to withhold with respect to the grant or vesting of this Award. Subject to Committee approval, you may elect to satisfy any tax withholding obligation of the Company with respect to this Award by having shares withheld up to an amount that does not exceed the minimum applicable withholding tax rate for federal (including FICA), state, local and other tax liabilities.

            9. No Employment or Other Rights. This Award shall not confer upon you any right to be retained by or in the employ or service of the Company or its parent or subsidiaries, and shall not interfere in any way with the right of the Company or its parent or subsidiaries to terminate your employment or service at any time. The right of the Company or its parent or subsidiaries to terminate at will your employment or service at any time for any reason is specifically reserved.

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            10.   Assignment by Company. The rights and protections of the
Company hereunder shall extend to any successors or assigns of the Company and to the Company's parent or subsidiaries and affiliates. This Award may be assigned by the Company without your consent.

            11. Governing Law. This Agreement shall be deemed to be made under and shall be construed in accordance with the laws of the State of Delaware.

            12. Notice. All notices hereunder shall be in writing, and if to the Company or the Committee, shall be delivered to the Board of Directors of the Company or mailed to its principal office, addressed to the attention of the Board of Directors; and if to you, shall be delivered personally sent by facsimile transmission or mailed to you at the address appearing in the records of the Company. Such addresses may be changed at any time by written notice to the other party given in accordance with this Paragraph 13.

                                        INTERNET CAPITAL GROUP OPERATIONS, INC.

Date: __________________________        By: ____________________________________
                                            Walter W. Buckley, III
                                            Chairman, Chief Executive Officer
                                            and President

Attest:

By: _____________________________
    Philip A. Rooney
    Vice President, Treasury and Tax

I hereby accept the Share Award described in this Restricted Share Agreement. I have read the terms of the Plan and this Restricted Share Agreement, and agree to be bound by the terms of the Plan and this Restricted Share Agreement and the interpretations of the Committee with respect thereto.

                                        ACCEPTED:

                                        By: ____________________________________
                                            ___________________ (Grantee)

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